Exhibit e

NUVEEN EMERGING MARKETS DEBT 2022 TARGET TERM FUND

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Terms and Conditions of the Automatic Dividend Reinvestment Plan

This Dividend Reinvestment Plan (“Plan”) for Nuveen Emerging Markets Debt 2022 Target Term Fund (the “Fund”) provides for reinvestment of Fund distributions to shareholders, consisting of income dividends, returns of capital and capital gain distributions paid by the Fund, on behalf of all common shareholders that have not opted out of participation in the Plan, by providing express written and duly executed notice to the Fund or by telephone notice satisfying such reasonable requirements as Computershare Inc. and Computershare Trust Company, N.A. (collectively, “Computershare” or the “Plan Agent”) and the Fund may agree, that they elect not to participate in the Plan (“Participants”), by the Plan Agent, in accordance with the following terms:

1. Computershare will act as Plan Agent for Participants and will open an account for each Participant under the Dividend Reinvestment Plan in the same name as the Participant’s shares are registered, and will, for each Participant, automatically reinvest each Fund distribution to shareholders as of the first record date for a distribution to shareholders following the date on which the Participant becomes a shareholder of record. In the case of shareholders who hold shares for others who are the beneficial owners, Computershare will administer the Plan on the basis of the number of shares certified from time to time by the record shareholder as representing the total amount registered in the record shareholder’s name and held for the account of beneficial owners who are Participants. In the case of shareholders that elect not to participate in the Plan but rather elect to receive all distributions of income dividends, returns of capital and/or capital gains in cash, such shareholders can send instructions to the Plan Agent, as dividend paying agent, in writing, by telephone or by internet as detailed in the Fund’s prospectus.

2. Whenever the Fund declares a distribution payable in shares or cash at the option of the shareholders, each Participant shall take such distribution entirely in shares and Computershare shall automatically receive such shares, including fractions, for the Participant’s account, except in circumstances described in Paragraph 3 below. Except in such circumstances, the number of additional shares to be credited to each Participant’s account shall be determined by dividing the dollar amount of the distribution payable on the Participant’s shares by the greater of net asset value or 95% of current market price per share on the payable date for such distribution.

3. If on the payment date for a distribution, the net asset value per Common Share is equal to or less than the market price per Common Share plus estimated per share fees (which include any applicable brokerage commissions Computershare is required to pay), Computershare shall receive newly issued Common Shares including fractions, from the Fund for each Participant’s account. Should the net asset value per Fund share exceed the market price per share plus estimated per share fees, shortly before payment date for such distribution (the “Valuation Date”), for a distribution payable in shares or in cash at the option of the shareholder, or should the Fund declare a distribution payable only in cash, each Participant shall take such distribution in cash and

Computershare shall apply the amount of such distribution to the purchase on the open market of shares of the Fund for the Participant’s account. Such Plan purchases shall be made as early as the Valuation Date, under the supervision of the investment adviser. If the Common Shares start trading at or above net asset value before the Plan Agent has completed its purchases, the Plan Agent may cease purchasing Common Shares in the open market, and may invest the uninvested portion in new shares at a price equal to the greater of net asset value per Common Share on the last purchase date or 95% of the market price on that date. Computershare shall complete such Plan purchases or share issuance no more than 30 days after the Valuation Date, except where temporary curtailment or suspension of purchases and issuance is necessary to comply with applicable provisions of federal securities law.

4. For the purpose of this Plan, the market price of the Fund’s shares on a particular date shall be the last sale price on the securities exchange where it is traded on that date (the “Exchange”), or if there is no sale on such Exchange on that date, then the mean between the closing bid and asked quotations for such shares on such Exchange on such date.

5. Open-market purchases provided for above may be made on the Exchange, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as Computershare shall determine. Participants’ funds held uninvested by Computershare will not bear interest, and it is understood that, in any event, Computershare shall have no liability in connection with any inability to purchase shares within 30 days after the Valuation Date as herein provided, or with the timing of any purchase affected. Computershare shall have no responsibility as to the value of the Fund’s shares acquired for Participants’ accounts. Computershare may commingle all Participants’ amounts to be used for open-market purchase of Fund shares and the price per share allocable to each Participant in connection with such purchases shall be the weighted average price of all Fund shares purchased by Computershare as Plan Agent.

6. Computershare may hold each Participant’s shares acquired pursuant to this Plan, together with the shares of other Participants, in non-certificated form in Computershare’s name or that of its nominee. Computershare will forward to each Participant any proxy solicitation material and will vote any shares so held only in accordance with proxies returned to the Fund.

7. Computershare will confirm to each Participant each acquisition made for the Participant’s account as soon as practicable but not later than 60 days after the date thereof. Although a Participant may from time to time have an undivided fractional interest (computed up to six decimal places) in a share (“fractional shares”) of the Fund within the operation of the Plan, and distributions on fractional shares will be credited to the Participant’s account no fractional shares will be transfer. In the event of termination of a Participant’s account under the Plan, Computershare will either (a) continue to hold the Participant’s Common Shares in book-entry form, or (b) transfer a whole number of Common Shares to an intermediary of the investor’s choosing, in either case disbursing to the investor an amount of cash equal to the value of any such fractional shares valued at the then-current market value of the Fund’s Common Shares at the time of termination, less any applicable fees.

8. Any stock dividends or split shares distributed by the Fund on full and fractional shares held by

Computershare for a Participant will be credited to the Participant’s account. In the event that the Fund makes available to its shareholders rights to purchase additional shares or other securities, the shares held for each Participant under the Plan will be added to other shares held by the Participant in calculating the number of rights to be issued to that Participant.

9. Computershare’s service fee for handling reinvestment of distributions pursuant hereto will be paid by the Fund. Participants will be charged a per share fee (currently $0.02) on all open market purchases. Per share fees include any applicable brokerage commissions Computershare is required to pay.

10. Each Participant may terminate his account under the Plan by notifying Computershare of his intent so to do, such notice to be provided either in writing duly executed by the Participant or by telephone or through the internet in accordance with such reasonable requirements as Computershare and the Fund may agree. Such termination will be effective immediately if notice is received by Computershare prior to any distribution record date for the next succeeding distribution. If Computershare receives the Participant’s notice of withdrawal on or after a distribution record date, Computershare, in its sole discretion, may either distribute such distributions in cash or reinvest them in Common Shares on behalf of the withdrawing Participant. If such distributions are reinvested, the Plan Agent will process the withdrawal as soon as practicable, but in no event later than five business days after the reinvestment is completed. The Plan may be terminated by the Fund or Computershare upon at least 90 days prior notice. Upon any termination, Computershare will continue to hold the Participant’s Common Shares in book-entry form mail to the Participant a cash adjustment for any fractional shares valued at the then-current of the Fund’s Common Shares less any applicable fees. If any Participant elects in advance of such termination to have Computershare sell part or all of his shares, Computershare is authorized to deduct from the proceeds a $2.50 fee plus a per share fee (currently $0.02) incurred for the transaction. Per share fees include any applicable brokerage commissions Computershare is required to pay. Computershare will sell such Common Shares through a broker-dealer selected by Computershare within 5 business days of receipt of the request. The sale price will equal the weighted average price of all Common Shares sold through the Plan on the day of the sale, less applicable fees listed above.

11. These terms and conditions may be amended or supplemented by Computershare or the Fund at any time or times but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 90 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, Computershare receives notice of the termination of such Participant’s account under the Plan in accordance with the terms hereof. Any such amendment may include an appointment by Computershare in its place and stead of a successor Plan Agent under these terms and conditions. Upon any such appointment of any Plan Agent for the purpose of receiving distributions, the Fund will be authorized to pay to such successor Plan Agent, for each Participant’s account, all dividends and distributions payable on Common Shares of the Fund held in the Participant’s name under the Plan for retention or application by such successor Plan Agent as provided in these terms and conditions.

12. The automatic reinvestment of distributions to shareholders does not relieve Participants of any federal, state or local taxes which may be payable (or required to be withheld on distributions to shareholders). Participants will receive tax information annually for their personal records and to help them prepare their federal income tax return. For further information as to tax consequences of participation in the Plan, Participants should consult with their own tax advisors.

13. Computershare shall at all times act in good faith and agree to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by its negligence, bad faith or willful misconduct or that of its employees.

14. These terms and conditions shall be governed by the laws of the Commonwealth of Massachusetts.

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